NEWS RELEASE

FOR IMMEDIATE RELEASE

NATIONWIDE ENERGY PORTAL INC.
CORPORATE INFORMATION

Vancouver, Canada/Houston, Texas – September 10, 2009 – Pluris Energy Group Inc. (OTC Bulletin Board: PEYG) (“Pluris Energy” or “the Company”) provides a further announcement related to its recent new release dated September 9, 2009, where the Company reported entering into a Share Exchange Agreement with Nationwide Energy Portal Inc. (“Nationwide”), a Houston Texas based developer and provider of a software based energy portal.

Nationwide’s energy portal is a proprietary, one of kind, fully automated real time business sourcing, information gathering and forecasting system that caters to Retail Electric Providers (REP’s), energy brokers, and their agents, providing a web based portal application that stores and manages data for the purpose of selling commercial electricity contracts in deregulated electric energy markets. Nationwide’s energy portal also compiles, manages and distributes in real-time, current electricity rates from REP’s and estimates future wholesale and retail electricity rates as well as forecasting load based on historical data. Currently, Nationwide’s business is operating exclusively in the State of Texas. However plans to expand into several other deregulated States in the US are currently being implemented.

Nationwide’s Chief Technology Officer and primary software architect, Mr. Mike Massingill, possesses an extensive history of developing software based applications in the energy industry. Most notably, Mr. Massingill is considered to be the primary co-developer of Stream Energy’s information technology architecture. Stream is a major US success story in the energy industry and was recently named by Inc. magazine as one of the fastest-growing private companies in the United States with revenue growth of more than 1,200% since the company’s first year of operations in 2005.

In operation since early 2009 and generating revenues almost immediately from inception, Nationwide’s energy portal has been widely recognized and accepted as the preeminent web-based solution for REP’s, which provide electricity, and energy brokers, and there agents that sell electricity to the end consumer. It is the only fully comprehensive web-based solution available that fuses the complex deregulated energy market data within a set of accessible and easy to use practical real time software applications for all points of contact utilized by REP’s and energy brokers in the day-to-day sale and distribution of electric energy.

Nationwide’s Chief Executive Officer, Kenneth Koepke stated, “We are extremely pleased to enter into the merger agreement to take over Pluris Energy as the transaction provides Nationwide the venue to access extensive exposure for the business growth -of our company, and the international capital markets to help monetize the continued expansion into other deregulated regions that our proprietary software architecture can be made available to. Nationwide’s energy portal has been developed at an extremely opportune moment in the evolution of the energy industry as it maximizes efficiencies of the benefits underlying the deregulated electrical energy markets throughout the United States. Our initial build out of the portal to facilitate those efficiencies in the State of Texas is a first step in a series of business development plans that Nationwide is mandating to expand its assets into other deregulated energy markets throughout the US and indeed, into other utilities sectors utilizing our extensive proprietary software architecture that can facilitate numerous utilities applications.”

Nationwide’s energy portal architecture provides REP’s and energy brokers the unique capability to brand their independent businesses on top of and through the vast array of applications, templates and real time presentment, facilitation and follow-on software resources available in Nationwide’s portal. When a Nationwide REP or energy broker agent logs in to Nationwide’s energy portal, the portal architecture replicates the branding of each individual REP and energy broker business. In the case of REP’s, the Nationwide software architecture also provides a facility that runs in real-time, a complicated set of algorithms over numerous factors that tells the REP’s how to hedge their block electricity purchases in order to gain the greatest incremental efficiencies in their overall electrical cost structuring, resulting in higher profit margins to the REP and further cost savings passed down through the energy brokers and agents to the end consumer.

The Nationwide energy portal software architecture collects Electric Reliability Council of Texas (“ERCOT”) and the Texas Public Utility Commission (“PUC”) data, commodities market data, broker inputted data, REP inputted data, etc. The ERCOT data aggregation process gathers and compiles electric service identifier (“ESI ID”) data and makes the culmination of all data variables readily available in numerous configurations to energy brokers and REP’s through Nationwide’s one-source real time analytical, cross-comparing and contract facilitation software engine. Currently, Nationwide maintains a comprehensive data infrastructure of over 8.5 million of the known 13 million ESI ID locations in the State of Texas alone.

About Nationwide Energy Portal Inc.
Nationwide Energy Portal Inc. is a Houston, Texas based energy company that develops and facilitates web based proprietary software that provides brokers and retail energy providers the least expensive and most efficient electricity for their customers.

About Pluris Energy
Pluris Energy Group Inc. is an international energy company engaged in the acquisition and development of producing oil and gas interests in South America. For further information, please visit the Company’s website at www.pluris.com

Company Contact

Sacha H. Spindler
Phone: +1.604.609 -1769

Eunho Lee
Phone: +1.778.996.6500

Forward Looking Statements
This news release contains “forward-looking statements”. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) the Closing of the Share Exchange Agreement will be closed; (ii) Nationwide’s software can be utilized in other markets outside of Texas in its current configuration; (iii) Nationwide’s energy portal can be reconfigured to operate within different utility sectors; (iv) Nationwide’s energy portal will develop and retain market share significant enough to generate positive earnings growth for the Company; and (v) Nationwide’s energy portal can create profit margin increases for REP’s.

It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the failure to complete the Shares Exchange Agreement entered into between the Company and Nationwide for whatever reason, (ii) the failure of Nationwide management to fulfill the objectives set forth by the newly appointed Board of Directors of Nationwide; (iii) Nationwide’s ability to fulfill its business development objectives; (iv) Nationwide’s ability to create and maintain market share in its sector significant enough to generate positive earnings growth for the Company; (v) Nationwide’s ability to raise debt or equity financing for operations, inability to maintain qualified employees or consultants, and the likelihood that no commercial quantities of oil and gas or new energy sources are found or recoverable. For more risk factors about our company, readers should refer to risk disclosure in our recent forms 10-KSB and 10-QSB filed with the SEC on Edgar.